EXHIBIT 99.1

Tuesday, April 23, 2019

Contact:	Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Net Income for First Quarter

West Point, Va., April 23, 2019—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported consolidated net income of $3.8 million, or $1.08 per share, for the first quarter of 2019, compared to  $3.9 million, or $1.11 per share, for the first quarter of 2018.  The following are key highlights of the first quarter of 2019 compared to the first quarter of 2018:

•	Return on average equity was 9.96 percent, compared to 11.05 percent;
•	Return on average assets was 1.00 percent, compared to 1.04 percent;
•	Dividends declared to shareholders increased 8.8 percent to 37 cents per share;
•	Retail banking segment average gross loans increased 5.7 percent, while net income was unchanged at $2.3 million;
•	Mortgage banking segment gains on loans held for sale decreased 4.6 percent, while net income increased 30.3 percent to $567,000;
•	Consumer finance segment net interest income declined, resulting in a decrease in net income of 14.2 percent to $1.3 million; and
•	The Corporation announced plans for three new financial centers in Williamsburg, Richmond, and Charlottesville, Virginia

“Despite a slight decrease in earnings compared to a very strong first quarter of 2018, we are encouraged by these results given a higher cost of deposits and borrowings in 2019,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation.  “We are also excited about our strategic initiatives underway throughout the company, which include three new financial centers and continued strengthening of our commercial lending team.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $2.3 million for both the first quarter of 2019 and the first quarter of 2018.

Positive factors affecting net income of C&F Bank for the first quarter of 2019 compared to the same period in 2018 included (1) higher interest income from loans, due to higher average loans outstanding and higher yields and (2) higher yields on excess cash balances.  These factors were offset by (1) an increase in average rates on interest-bearing customer deposits, (2) higher operating expenses associated with C&F Bank (a) strengthening its technology infrastructure and (b) expanding its lending capabilities and administrative and compliance functions, and (3) lower service charges on deposit accounts resulting from fewer overdraft fees charged.

Average loans increased $41.6 million or 5.7 percent during the first quarter of 2019, compared to the same period in 2018,  primarily due to growth in the commercial business lending and commercial real estate segments of the loan portfolio. C&F Bank’s total nonperforming assets were $1.8 million at March  31, 2019, compared to $1.7 million at December 31, 2018. Nonperforming assets at March  31, 2019 consisted primarily of $1.6 million in nonaccrual loans, compared to $1.5 million at December 31, 2018.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $567,000 for the first quarter of 2019, compared to net income of $435,000 for the first quarter of 2018.

The increase in net income of the mortgage banking segment for the first quarter of 2019 compared to the same period in 2018 was due primarily to a  decrease in operating expenses resulting from operational efficiencies and management of personnel costs, which was partially offset by lower gains on sales of loans, resulting primarily from lower loan production during the first quarter of 2019 compared to the first quarter of 2018 as competition for loans in the mortgage industry has increased since the first quarter of 2018.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.3 million for the first quarter of 2019, compared to net income of $1.5 million for the first quarter of 2018.

Factors contributing to the decrease in net income of C&F Finance Company for the first quarter of 2019 compared to the same period in 2018 included (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of automobile loan contracts with higher credit metrics, as well as relatively lower yields on marine and recreational vehicle (RV) loans, and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2018,  which were partially offset by a decline in the provision for loan losses of $905,000 as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below.

The annualized net charge-off ratio for the first quarter of 2019 decreased to 3.79 percent from 4.69 percent for the first quarter of 2018. The decline reflects a lower number of charge-offs during 2019 as a result of C&F Finance Company’s purchasing automobile loan contracts with higher credit metrics beginning in 2016.  At March 31, 2019, total delinquent loans as a percentage of total loans was 2.66 percent, compared to 4.76 percent at December 31, 2018 and 3.31 percent at March 31, 2018.   The allowance for loan losses was $22.6 million, or 7.54 percent of total loans at March  31, 2019, compared to $23.0 million, or 7.77 percent of total loans at December 31, 2018.  The decrease in the level of the allowance for loan losses as a percentage of total loans was primarily due to lower net charge-offs on subprime automobile loans and was partially offset by loan growth during the first quarter of 2019.  At March 31, 2019, compared to December 31, 2018, the higher composition within the consumer finance segment’s loan portfolio of marine and RV loans accounted for approximately 4 basis points of the 23 basis points decrease in the ratio of the allowance for loan losses to total loans.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 37 cents per share during the first quarter of 2019, which was paid on April 1, 2019.  This dividend represents a payout ratio of 34.3 percent of earnings per share for the first quarter of 2019.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

During the first quarter of 2019, the Corporation repurchased 32,407 shares of its common stock at an average price of $51.44 per share.  As of March 31, 2019, the Corporation has made aggregate repurchases of $2.8 million under the share repurchase program for the Corporation’s common stock, which was reauthorized by its Board of Directors in April 2018 for up to $5 million.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $51.73 per share on April 22, 2019.  At March  31, 2019, the book value of the Corporation was $44.41 per share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile,  marine and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-

taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provide meaningful information about performance on a basis that is comparable for interest income from both taxable and tax-exempt sources.  These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include marine and recreational vehicles, margin compression, technology initiatives, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, slowdowns in economic growth and a prolonged federal government shutdown, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and C&F Bank, (5) the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	3/31/2019	12/31/2018	3/31/2018
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$125,674	$100,875	$135,688
Investment securities - available for sale, at fair value	209,007	214,910	218,408
Loans held for sale, at fair value	36,035	41,895	39,654
Loans, net:
Retail Banking segment	762,200	752,063	721,684
Mortgage Banking segment	2,854	2,881	2,720
Consumer Finance segment	276,998	273,153	268,101
Restricted stock, at cost	3,257	3,247	3,498
Total assets	1,549,360	1,521,411	1,532,015
Deposits	1,202,194	1,181,661	1,193,182
Repurchase agreements	17,024	14,917	19,741
Borrowings	144,783	144,774	147,248
Equity attributable to C&F Financial Corporation	154,410	151,958	142,699
Noncontrolling interest	490	-	-

________________________

*Derived from audited consolidated financial statements.

	For The
	Quarter Ended
Results of Operations	3/31/2019	3/31/2018
	(unaudited)
Interest income	$22,951	$22,744
Interest expense	3,304	2,576
Provision for loan losses:
Retail Banking segment	-	-
Mortgage Banking segment	-	-
Consumer Finance segment	2,395	3,300
Noninterest income:
Gains on sales of loans	2,136	2,239
Other	4,967	4,207
Noninterest expenses:
Salaries and employee benefits	11,907	10,733
Other	7,770	7,806
Income tax expense	907	883
Net income	3,771	3,892
Net income attributable to C&F Financial Corporation	3,771	3,892
Earnings per share - basic and diluted	1.08	1.11

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,926	20,824
Interest income on securities-FTE	1,597	1,654
Total interest income-FTE	23,112	22,942
Net interest income-FTE	19,808	20,366

________________________

*For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The
	Quarter Ended
Segment Information	3/31/2019	3/31/2018
	(unaudited)
Net Income (Loss)
Retail Banking	$2,290	$2,312
Mortgage Banking	567	435
Consumer Finance	1,285	1,498
Other	(371)	(353)
Mortgage loan originations - Mortgage Banking	138,705	143,903
Mortgage loans sold - Mortgage Banking	144,565	159,633

	For The
	Quarter Ended
Average Balances	3/31/2019	3/31/2018
	(unaudited)

Interest-bearing deposits in other banks	$103,807	$128,031
Investment securities - available for sale, at amortized cost	212,962	220,263
Loans held for sale, at fair value	27,391	32,244
Loans:
Retail Banking segment	772,632	731,011
Mortgage Banking segment	3,463	3,440
Consumer Finance segment	296,152	292,454
Restricted stock, at cost	3,247	3,448
Total earning assets	1,419,654	1,410,891
Total assets	1,513,497	1,502,595

Time, checking and savings deposits	909,729	919,314
Borrowings	159,986	166,769
Total interest-bearing liabilities	1,069,715	1,086,083
Noninterest-bearing demand deposits	263,000	249,100
Equity attributable to C&F Financial Corporation	151,507	140,871

Asset Quality	3/31/2019	12/31/2018	3/31/2018
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased and affiliate loans	$734,857	$723,779	$687,967
Purchased performing loans[1]	35,882	36,874	41,611
Purchased credit impaired loans[1]	1,859	1,835	2,883
Total loans	$772,598	$762,488	$732,461

Total nonaccrual loans[2]	$1,577	$1,464	$3,687
Other real estate owned (OREO)	246	246	168
Total nonperforming assets	$1,823	$1,710	$3,855

Accruing loans past due for 90 days or more	$328	$324	$414

Troubled debt restructurings (TDRs)[2]	$4,682	$5,451	$8,974

Allowance for loan losses (ALL)	$10,398	$10,425	$10,777
Nonperforming assets to loans and OREO	0.24%	0.22%	0.53%
ALL to total loans, excluding purchased credit impaired loans	1.35%	1.37%	1.48%
ALL to total nonaccrual loans	659.35%	712.09%	292.30%
Annualized net charge-offs to average loans	0.01%	0.06%	-%

Mortgage Banking
Nonaccrual loans	$37	$37	$39
Total Loans	$3,452	$3,479	$3,318
ALL	$598	$598	$598
Nonperforming loans to total loans	1.07%	1.06%	1.18%
ALL to loans	17.32%	17.19%	18.02%

Consumer Finance
Nonaccrual loans	$520	$712	$563
Repossessed automobiles available for sale	$391	$371	$290
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$299,591	$296,153	$292,326
ALL	$22,593	$23,000	$24,225
Nonaccrual loans to total loans	0.17%	0.24%	0.19%
ALL to total loans	7.54%	7.77%	8.29%
Annualized net charge-offs to average total loans	3.79%	4.14%	4.69%

________________________

*  Derived from audited consolidated financial statements.

[1]

Acquired loans are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $1.8 million at 3/31/19, $1.9 million at 12/31/18 and $2.2 million at 3/31/18. The remaining discount for the purchased credit impaired loans was $7.7 million at 3/31/19, $7.9 million at 12/31/18 and $9.2 million at 3/31/18.

[2]	Total nonaccrual loans include nonaccrual TDRs of $139,000 at 3/31/19, $166,000 at 12/31/18 and $2.2 million at 3/31/18.

	As Of and For The
	Quarter Ended
Other Data and Ratios	3/31/2019	3/31/2018
	(unaudited)
Annualized return on average assets	1.00%	1.04%
Annualized return on average equity	9.96%	11.05%
Annualized net interest margin	5.66%	5.85%
Dividends declared per share	$0.37	$0.34
Weighted average shares outstanding - basic and diluted	3,484,592	3,501,164
Market value per share at period end	$50.60	$52.60
Book value per share at period end	$44.41	$40.74
Price to book value ratio at period end	1.14	1.29
Annualized price to earnings ratio at period end	11.50	11.67

			Minimum Capital
Capital Ratios	3/31/2019	12/31/2018	Requirements[3]
	(unaudited)	*
C&F Financial Corporation[1]
Total capital (to risk-weighted assets)	15.0%	15.2%	8.0%
Tier 1 capital (to risk-weighted assets)	13.8%	14.0%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	11.8%	11.9%	4.5%
Tier 1 capital (to average assets)	11.3%	11.3%	4.0%

C&F Bank[2]
Total capital (to risk-weighted assets)	14.7%	15.1%	8.0%
Tier 1 capital (to risk-weighted assets)	13.4%	13.8%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.4%	13.8%	4.5%
Tier 1 capital (to average assets)	11.0%	11.2%	4.0%

________________________

* Derived from audited consolidated financial statements.

1The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies.  The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

2All ratios at March  31, 2019 are estimates and subject to change pending regulatory filings.  All ratios at December  31, 2018 are presented as filed.

3The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands, except for share and per share data)

	For The
	Quarter Ended
	3/31/2019	3/31/2018
	(unaudited)
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$20,920	$20,817
FTE adjustment	6	7
FTE interest income on loans	$20,926	$20,824

Interest income on securities	$1,442	$1,463
FTE adjustment	155	191
FTE interest income on securities	$1,597	$1,654

Total interest income	$22,951	$22,744
FTE adjustment	161	198
FTE interest income	$23,112	$22,942

Net interest income	$19,647	$20,168
FTE adjustment	161	198
FTE net interest income	$19,808	$20,366

________________________

[1]	Assuming a tax rate of 21% for the quarter ended March 31, 2019 and 2018.